Exhibit 21.01

MercadoLibre Inc.

LIST OF SUBSIDIARIES

Legal name	Jurisdiction
MercadoLibre S.R.L.	Argentina
DeRemate.com de Argentina S.A.	Argentina
Meli Log S.R.L.	Argentina
First Label S.R.L	Argentina
Ibazar.com Atividades de Internet Ltda.	Brazil
MercadoLivre.Com Atividades de Internet Ltda.	Brazil
MercadoPago.com Representações Ltda.	Brazil
eBazar.com.br Ltda.	Brazil
MercadoEnvios Servicos de Logística Ltda.	Brazil
Dabee Brasil Serviços de Intermediação e Facilitação de Negócios Ltda.	Brazil
Mercado Credito Holding Financeira Ltda.	Brazil
Mercado Envios Tranporte Ltda.	Brazil
MercadoLibre Chile Ltda.	Chile
MercadoPago S.A.	Chile
MercadoLibre Colombia Ltda.	Colombia
MercadoPago Colombia S.A.	Colombia
MercadoLibre Costa Rica S.R.L.	Costa Rica
MercadoLibre Ecuador Cia. Ltda.	Ecuador
Meli Participaciones S.L.	Spain
Dabee Technology India Private Limited	India
MercadoLibre S. de R.L. de C.V.	Mexico
DeRemate.com de Mexico S. de R.L. de C.V.	Mexico
PSGAC, S de R.L. de C.V	Mexico
Mercado Lending S.A. de C.V.	Mexico
Meli Operaciones Logisticas, S. de R.L. de C.V.	Mexico
Meli Global Imports, S. de R.L. de C.V.	Mexico
Mercadolibre Difusiones, S. de R.L. de C.V.	Mexico
MercadoLibre Peru S.R.L.	Peru
Meli Uruguay S.R.L.	Uruguay
Tech Fund S.R.L	Uruguay
Deremate.com de Uruguay S.R.L.	Uruguay
Hammer.com, LLC	Delaware, USA
ListaPop, LLC	Delaware, USA
Servicios Administrativos y Comerciales, LLC	Delaware, USA
MercadoPago, LLC	Delaware, USA
Mercado Pago International, LLC	Delaware, USA
Autopark, LLC	Delaware, USA
Autopark Classifieds, LLC	Delaware, USA
Marketplace Investments, LLC	Delaware, USA
Meli Technology, Inc.	California, USA
Classifieds LLC	Delaware, USA
SFSC, LLC	Delaware, USA
Brick.com, LLC	Delaware, USA